SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   October 15, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events


SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995

     The information included in the "Economic and Industry Outlook" and "Company Outlook" sections of the Company's Third Quarter Financial Release dated October 15, 1997 is forward looking and involves uncertainties that could significantly impact expected results. These uncertainties include factors that affect all international businesses, as well as matters specific to the Company and markets it serves.

     For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve raises interest rates, the U.S. economy could slow and negatively impact demand for the Company's products. In general, higher interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

     Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to grow its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. In addition, political instability in regions such as the CIS and China make potential economic growth difficult to predict for those countries.

     Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar continues to strengthen against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of Caterpillar's manufacturing assets are in the United States. Consequently, with an overvalued dollar, the Company's costs compared with these competitors are relatively higher. As a major net exporter from the United States, an overvalued dollar, over time, could have an unfavorable impact on Caterpillar's global competitive position.

     In addition to these factors, there are uncertainties related to the Company's industry and specific operations. A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales) and may have a significant positive or negative impact on our results.

     The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as they increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted.

     The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales.
A reduction in that share could result from unanticipated pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

     Labor relations with the United Auto Workers remain an uncertainty. The Company has demonstrated its ability to address a prolonged strike by the UAW, as well as the return-to-work process following strike recess, with no material impact on Company results. Because the UAW recently rejected a new six-year contract proposal from the Company, however, their future actions and potential impact are a contingency.

     This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                          By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  October 15, 1997